Exhibit 12.1

November 14, 2017

Solera National Bancorp, Inc.

319 South Sheridan Boulevard
Lakewood, CO 80226

Re: Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Solera National Bancorp, Inc. a Delaware corporation (the “Company”) in connection with the filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of up to 1,363,406 shares (the “Common Stock”) of common stock, par value $0.01 per share, of the Company. The Common Stock is proposed to be issued pursuant to the exercise of stockholder subscription rights and oversubscription privileges as described in the offering circular which is included in the Offering Statement (as amended or supplemented, the “Offering Circular”).

Upon the basis of our examination described below, we advise you that, in our opinion, the Common Stock has been duly authorized and, when issued and delivered against payment therefor upon due and proper exercise of the subscription rights or over-subscription privileges as contemplated by the Offering Circular, will be validly issued, fully paid and nonassessable.

In connection with the filing of the Offering Statement, we, as your counsel, have examined and relied on or are generally familiar with originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as we have considered necessary or appropriate for the purposes of our opinion set forth above. In such examination and in rendering the opinion set forth above, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Our opinion set forth above is limited to the matters governed by the Delaware General Corporation Law, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We do not express any opinion with respect to the law of any other jurisdiction.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Common Stock as described in the Offering Statement.

This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Circular. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Shapiro Bieging Barber Otteson LLP